Exhibit 99.1

         InterDigital Updates Financial Guidance for Third Quarter 2007

     KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Sept. 7, 2007--InterDigital, Inc. (NASDAQ:IDCC) today updated its financial guidance for third quarter 2007. The company expects total third quarter 2007 recurring revenue for patent licensing and technology solutions to be in the range of approximately $55.5 million to $56.5 million. This range does not include any potential impact from additional new agreements that may be signed during third quarter 2007 or additional royalties identified in audits regularly conducted by the company. Previously issued guidance was in the range of approximately $53.5 million to $54.5 million.

     In addition, InterDigital expects to receive a $20 million payment in the near future in connection with a recently signed license agreement. The revenue associated with this new agreement is reflected in this updated guidance.

     About InterDigital

     InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices, delivering time-to-market, performance and cost benefits. For more information, visit the InterDigital website: www.interdigital.com.

     This press release contains forward-looking statements regarding our current beliefs, plans, and expectations as to our third quarter 2007 recurring revenue and the receipt of a cash payment from a recently signed license agreement in the near future. Words such as "expects," "potential," or similar expressions are intended to identify such forward-looking statements.

     Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to: (i) timely receipt and final reviews of licensee royalty reports and related matters; (ii) the timing of receipt of a cash payment from a new licensee; (iii) amounts of royalties payable following routine audits, if any, and the timely receipt of such amounts; (iv) the execution of additional patent license and/or technology solution agreements during third quarter 2007; and (v) changes in performance against technology milestone deliverables in our technology agreements.

     InterDigital is a registered trademark of InterDigital, Inc.


     CONTACT: InterDigital, Inc.
              Media Contact:
              Jack Indekeu, +1 610-878-7800
              jack.indekeu@interdigital.com
              or
              Investor Contact:
              Janet Point, +1 610-878-7800
              janet.point@interdigital.com